UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

Item 1: On September 18, 2025, the Hartman Group distributed the following letter to shareholders:

Proven Performance vs. Destructive Chaos

September 18, 2025

Dear Silver Star Shareholders,

As the upcoming vote approaches, the contrast between Hartman’s record of proven performance and the current board’s destructive tenure could not be clearer. Our results are not based on promises or spin, but on years of measurable outcomes and independent validation.

Hartman’s Proven Track Record

Unmatched Financial Performance

During the Hartman years, Silver Star was not just another REIT, but we were the gold standard. Our commitment to shareholders was demonstrated through action, not empty promises:

Consistent and Reliable

•	Maintained quarterly distributions without interruption for 20 years, providing shareholders with dependable income in all market conditions
•	Delivered steady capital appreciation while preserving and enhancing asset value
•	Never defaulted on a single loan

Industry-Leading Recognition and Validation

Our performance wasn't just good, but it was exceptional by any measure, earning recognition from independent industry authorities:

2021 Stanger Report #1 Ranking - The Stanger Report, the most respected independent analysis in the REIT industry, ranked us as the #1 performing REIT. This wasn't a one-time achievement but sustained excellence that reflected our operational discipline, financial management, and commitment to shareholder value. When independent analysts with no financial interest in our success ranks you at the top, it speaks to genuine performance, not marketing spin. (Embed into letter)

Unprecedented Tenant Satisfaction - We achieved an extraordinary 70%+ Net Promoter Score (NPS) in commercial real estate, a sector where tenant satisfaction is notoriously difficult to achieve. To put this in perspective, only one other commercial real estate companies struggled to even reach 40% NPS, and the majority of well-known operators score in the negative range. Our NPS score was equivalent to Ritz-Carlton hospitality standard. Our exceptional tenant satisfaction directly contradicts any claims of property neglect or poor management. You simply cannot achieve industry-leading tenant satisfaction while failing to maintain your assets. These two are fundamentally incompatible.

This tenant satisfaction translated into:

•	Lower vacancy rates and faster lease-up times
•	Higher renewal rates that reduced costly tenant turnover
•	Premium rents justified by superior property conditions and management
•	Strong tenant relationships that provided stability during economic uncertainty

Disciplined Asset Management and Operational Excellence

Under Hartman leadership, every decision was made with long-term value creation in mind:

Substantial Annual Investment - We invested $13 million annually in property improvements and operational enhancements. This wasn't just maintenance, but it was strategic capital spent to keep properties competitive and preserve and enhance asset values.

Professional Management Infrastructure - Our success was built on a foundation of operational excellence, including a team of six engineering managers and a VP of Engineering with deep experience in commercial real estate.

Strategic Focus on Value Creation - Every initiative was evaluated through the lens of shareholder value:

•	Asset improvements that generated measurable returns on investment
•	Tenant mix optimization that maximized property income potential
•	Market positioning that enhanced long-term competitiveness
•	Financial discipline that preserved capital while funding growth

Stakeholder Trust and Transparency

The Hartman era was characterized by trust and transparency among all stakeholders:

Banking Relationships - We maintained strong relationships with multiple financial institutions, never defaulted on loans and built a reputation for reliability that translated into favorable lending terms and preserved access to capital markets for growth opportunities. This financial credibility was earned through consistent performance and transparent communication with our lending partners.

Shareholder Communication - We maintained regular, honest communication about performance, challenges, and opportunities, providing transparent financial reporting that exceeded regulatory requirements versus none from them.

The Current Board: A Record of Failure and Destruction

The current board's tenure has been marked by a disturbing pattern of regulatory violations, value destruction, and mismanagement that stands in stark contrast to the Hartman‘s proven success. (Write a sentence – they are running a full blown smear campaign that is filled with lies and half-truths. Some examples are as followed:) – example: 401k plan – funded $10M of personal stock to the 401k plan for employees

Regulatory Violations and Misconduct

The current board has repeatedly violated regulatory requirements and misled shareholders, creating legal liability and destroying the company's reputation with regulators and the investment community.

•	SEC violations on proxy statement compliance by failing to provide required financials
•	Lying to the SEC and shareholders about consent solicitation results
•	Concealing 30% shareholder revocations from public disclosures
•	Defaulted on bank loans causing foreclosure notice
•	Paying 19% Interest rates on bank loans

Value Destruction

Under current management, shareholder value has been systematically destroyed through poor decision-making, misplaced priorities, and operational failures that have undermined the company's financial stability and market position. (Value dropped 70% since they have taken over)

•	Postponed shareholder meetings to avoid accountability
•	Engaged in costly legal battles instead of focusing on operations
•	Mismanagement of properties
o	Occupancy dropped from 83% to 56%
o	Brokers report ownership is "difficult to do deals with"
o	Hired third-party broker to renew Galen Nursing, a 6-floor tenant, and they poached them into a competing building

The Choice Ahead

The evidence is overwhelming. The choice is clear. The time for action is now. This is about whether you want to get your money back and return your capital to you, or have your capital tied up for another 5-10 years with incompetent operators who have already destroyed 70% of your value.

This vote is not about personalities. It is about results. Under Hartman leadership, shareholders benefited from years of stability, growth, and industry-leading recognition. Under the current board, shareholders have experienced regulatory failures and value destruction.

This is not a close call. This is not a difficult decision. This is a choice between documented success and demonstrated failure.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

Item 2: Also on September 18, 2025, the Hartman Group distributed a presentation to shareholders, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.